Mire Petroleum Consultants – Verde Bio Holdings

June 1, 2022

Sadler Gibb & Associates, LLC. 344 W 13800 S, Suite 250

Draper, UT 84020

ATTN: MR. Kirk Gibb Mr. Gibb,

Verde Bio Holdings, Inc. (VBH) requested that we provide you with data concerning our independent reserve report for the period ending April 30, 2022.

Qualifications of Mire Petroleum Consultants (MPC): Kurt Mire supervised or performed all the relevant technical work during the creation of the above referenced reserve report for Verde Bio Holdings, Inc. He is a registered professional engineer and officer of Mire & Associates, Inc. (DBA Mire Petroleum Consultants), a Texas company. Kurt Mire has a B.S. degree in Petroleum Engineering from the University of Louisiana at Lafayette. He has more than 35 years of experience in creating reserve reports and completing reserves analysis for conventional and unconventional fields in the United States.

Financial Relationships: There are no financial relationships between Verde Bio Holdings, Inc. and Mire Petroleum Consultants other than the duty of VBH to pay for petroleum consulting services provided by MPC. Mire Petroleum Consultants has no ownership in Verde Bio Holdings, Inc. and we do not participate in any joint ventures with VBH.

Limitations and/or restrictions: There were no limitations or restrictions placed upon MPC by any official of VBH during our evaluation of the mineral reserves of VBH. MPC has evaluated the reserves of VBH according to accepted industry practices using our best judgment and technical knowledge of the areas being evaluated.

Subsequent information: We have received no information after our report of May 31, 2022, which would cause us to question or revise the amounts and classifications of reserves reported upon.

Mire Petroleum Consultants – Verde Bio Holdings

Fees: Our consulting fees are based on hourly charges or on a turnkey project cost. They are not contingent on the results of the work or reserves volumes.

Outstanding Fees: As of June 1, 2022, there are no outstanding fees.

Additional Services: MPC has performed reserves updates as of March 1, 2022 and November 1, 2021.

Data Supplied: Verde Bio Holdings, Inc. supplied wells lists, lease assignments, division orders, ownership and revenue data. We used public data sources to obtain production data, but we did not independently verify the lease or well ownership data. VBH did not supply any internal reserves estimates.

Reasonableness of estimates: For the reserve estimates as of May 1, 2022, we used generally accepted petroleum engineering and evaluation principles. We feel our reserve estimates are reasonable based on the data available at the time of the evaluation.